UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 19, 2009

CONTANGO OIL & GAS COMPANY

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-16317	95-4079863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 BUFFALO SPEEDWAY, SUITE 960

HOUSTON, TEXAS 77098

(Address of principal executive offices)

(713) 960-1901

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

At the Annual Meeting of Stockholders of Contango Oil & Gas Company (the “Company”) held on November 19, 2009, the Company’s stockholders approved the Contango Oil & Gas Company Annual Incentive Plan (the “Incentive Plan”) and the Contango Oil & Gas Company 2009 Equity Compensation Plan (the “Equity Plan”). The Incentive Plan and the Equity Plan had previously been approved by the Company’s board of directors, subject to stockholder approval.

The Incentive Plan provides for the award of incentive awards to eligible employees based on their achievement of certain preset performance objectives. Awards under the Incentive Plan may qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Code permits the Company to deduct “qualified performance-based compensation” in excess of $1.0 million in any taxable year to senior executive officers. Only senior executive employees are eligible to participate in the Incentive Plan.

The Equity Plan replaces the Company’s 1999 Stock Incentive Plan. Under the Equity Plan, selected employees, consultants and non-employee directors will have the opportunity to receive grants of equity-based awards. The Equity Plan was submitted to stockholders (i) in order to meet the NYSE Amex listing requirements, (ii) so that compensation attributable to grants under the Equity Plan may qualify for an exemption from the $1.0 million deduction limitation under Section 162(m) of the Code, and (iii) in order for incentive stock options to meet the requirements of the Code.

A more complete description of the terms of the Incentive Plan and Equity Plan can be found in “Proposal 3 – Approval of the Contango Oil & Gas Company Annual Incentive Plan” (pages 12 through 14) and “Proposal 4 – Approval of the Contango Oil & Gas Company 2009 Equity Compensation Plan” (pages 14 through 21) of the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on October 9, 2009, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO OIL & GAS COMPANY

Date: November 25, 2009	By:	/s/ KENNETH R. PEAK
Kenneth R. Peak
Chairman and Chief Executive Officer